MiddleBrook Pharmaceuticals Reports First Quarter 2008 Results

               Process to Explore Strategic Alternatives Ongoing;
             Company Prepares for Potential 2008 Launch of MOXATAG;
               Keflex Product Sales Total $2.4 Million in Quarter

    GERMANTOWN, Md., May 13 /PRNewswire-FirstCall/ -- MiddleBrook
Pharmaceuticals, Inc. (Nasdaq: MBRK), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced financial and operational results for the quarter ended March 31, 2008.

    MiddleBrook reported first quarter 2008 revenue of $2.4 million, compared to revenue of $2.9 million in the fourth quarter of 2007 and $1.8 million in the first quarter of 2007. The Company reported research and development (R&D) expenses in the first quarter of $3.7 million, compared to fourth quarter 2007 R&D expenses of $3.5 million and first quarter 2007 R&D expenses of $7.5 million. Total operating expenses for the first quarter of 2008 were $9.1 million, down from $9.8 million in the fourth quarter of 2007 and $15.5 million in the first quarter of 2007.

    Net loss was $13.8 million for the first quarter, compared to a net loss of $9.1 million in the fourth quarter of 2007 and a net loss of $13.7 million in the first quarter of 2007. The Company recorded a $7.4 million noncash warrant expense in the first quarter of 2008 resulting from the change in the contractual fair value of outstanding warrants which were marked to market as of quarter-end. The Company incurred a $2.1 million noncash warrant expense in the fourth quarter of 2007; however, there were no such expenses in prior periods.

    Net loss per share applicable to common stockholders during the first quarter of 2008 was ($0.26), compared to a net loss per share of ($0.19) in the prior quarter, and a net loss per share of ($0.38) in the comparable quarter of last year.

    "Since receiving FDA approval for MOXATAG in January, we have been working closely with our contract manufacturer preparing for a potential commercial launch of MOXATAG by as early as the fourth quarter," stated Edward M. Rudnic, Ph.D., president and CEO of MiddleBrook. "Also, we intend to conclude our ongoing strategic process over the coming months."

    OPERATIONAL HIGHLIGHTS
    Keflex(R) Capsules (Cephalexin, USP) - Commercialization Update
    During the first quarter, MiddleBrook continued the commercialization of its 750 mg strength Keflex capsules through a targeted and dedicated national contract sales force. Based on prescription data from IMS Health, total prescriptions filled for Keflex 750 mg capsules in the first quarter of 2008 were 68,064 prescriptions, compared to fourth quarter 2007 prescriptions of 79,628.


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

    MiddleBrook is currently marketing Keflex 750 mg capsules through its sales force of approximately 30 contract sales representatives and three MiddleBrook district sales managers.

    MOXATAG(TM) (amoxicillin extended-release) Tablets Approval - January 23,
2008
    On January 23, 2008, MiddleBrook received U.S. Food and Drug Administration
(FDA) approval of the Company's New Drug Application (NDA) for its once-daily amoxicillin PULSYS(R) product, under the trade name, MOXATAG(TM) (amoxicillin extended-release) Tablets. MOXATAG is approved for the treatment of pharyngitis and/or tonsillitis secondary to Streptococcus pyogenes (strep throat) in adults and pediatric patients 12 years or older.

    During the first quarter, MiddleBrook was actively engaged in the commercial manufacture, testing and validation of its MOXATAG scaled-up tablet production process in cooperation with its contract manufacturer, STADA Production in Clonmel, Ireland. The Company believes it will be prepared for a potential commercial launch of MOXATAG during the fourth quarter of 2008, pending the outcome of its ongoing strategic evaluation.

    MOXATAG is the first and only once-daily aminopenicillin therapy approved by the FDA to treat strep throat. Physicians prescribing MOXATAG would be able to provide their patients the convenience of once-daily dosing while utilizing approximately one-half the amount of amoxicillin currently used. According to prescription data from IMS Health, more than 30 million prescriptions were written for strep throat, pharyngitis and tonsillitis in the U.S. in 2007.

    Equity Financing in January 2008 Raises $21 Million in Gross Proceeds
    On January 28, 2008, MiddleBrook closed a private placement of common stock and warrants to institutional investors, resulting in the receipt of approximately $19.9 million in net proceeds. The transaction included the private placement of 8.75 million shares of MiddleBrook common stock and five-year warrants to purchase an additional 3.5 million shares of common stock.

    The Company intends to use the proceeds from the financing to support the manufacture of MOXATAG, and for working capital and general corporate purposes. In addition, the financing is designed to provide the Company with additional financial flexibility in its ongoing strategic discussions.

    Process to Explore Strategic Alternatives Ongoing
    In February 2008, MiddleBrook announced that it engaged Morgan Stanley as its strategic advisor in the Company's ongoing strategic evaluation process. MiddleBrook is evaluating a full range of available strategic alternatives intended to further enhance shareholder value.

    Strategic alternatives the Company may pursue could include, but are not limited to, continued execution of the Company's operating plan, the sale of some or all of the Company's assets, partnering or other collaboration agreements, or a merger or other strategic transaction. There can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions, or that, if completed, any agreements or transactions will be successful or on attractive terms. The Company does not intend to disclose developments with respect to this process unless and until the evaluation of strategic alternatives has been completed.


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    FINANCIAL DETAILS

    -- Total revenue, resulting entirely from net Keflex product sales, was $2.4 million in the first quarter of 2008, compared to revenue of $2.9 million in the prior quarter, and $1.8 million for the first quarter of 2007. Increased product sales in the first quarter versus the prior year were mainly attributable to growth in sales of the Company's Keflex 750 mg strength capsules.

    -- Operating expenses. Research and development expenses, which primarily consist of salaries, stock-based compensation, and related expenses for personnel and the costs of the Company's clinical trials and research initiatives, were $3.7 million in the first quarter of 2008, compared to $3.5 million in the previous quarter and $7.5 million in the first quarter of 2007. Reduced R&D expenses in the first quarter compared to the prior year resulted mainly from the elimination of expenses associated with the Company's completed MOXATAG clinical trial.

       Selling, general and administrative (SG&A) expenses totaled $4.8 million in the first quarter of 2008, down from $5.6 million in the fourth quarter of 2007, and $7.7 million in the first quarter of 2007. First quarter SG&A costs declined due to lower third-party costs associated with the reduced size of Company's contract sales force.

    -- Loss from operations for the first quarter of 2008 was $6.7 million, down from $6.9 million in the prior quarter and $13.7 million in the first quarter of last year. Reduced operating loss in the quarter resulted primarily from lower operating expenses in the first quarter of 2008 compared to prior periods.

    -- Other expenses for the first quarter of 2008 included a $7.4 million noncash expense for the contractual fair value of warrants issued to Deerfield Management in the fourth quarter of 2007. The Company recorded a $2.1 million noncash warrant expense in the fourth quarter of 2007. There were no such expenses in prior periods.

    -- Net loss for the first quarter of 2008 was $13.8 million. This compares to a net loss of $9.1 million in the fourth quarter of 2007, and $13.7 million in the first quarter of 2007. The net loss for the three months ended March 31, 2008, was reduced by $0.2 million attributable to the loss from noncontrolling interest in two companies affiliated with Deerfield Management pursuant to the fourth quarter 2007 Keflex transaction, resulting from MiddleBrook's consolidation of the two affiliates under Financial Accounting Standards Board Interpretation No. 46 (revised 2003) "Consolidation of Variable Interest Entities."

    -- Net loss per share applicable to common stockholders for the first quarter of 2008 was ($0.26), compared to a loss per common share of ($0.19) in the prior quarter and ($0.38) in the first quarter of 2007.

       Per share figures were computed on the basis of an average of 53.3 million shares outstanding in the first quarter of 2008, 46.7 million shares outstanding in the fourth quarter of 2007, and 36.4 million shares outstanding in the first quarter of 2007.

    -- Cash and marketable securities increased by $16.0 million during the first quarter. Changes were composed of $19.9 million raised from the sale of common stock and warrants, $1.5 million for non-cash expenses, $0.7 million from the exercise of stock options and warrants, $0.3 million from the sale of fixed assets, and $0.3 million for working capital changes and other items; offset by $6.7 million of operating losses in the quarter.

    -- The Balance Sheet at March 31, 2008 reflected $18.0 million of unrestricted cash, cash equivalents and marketable securities, compared to $2.0 million as of year-end 2007.


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    FINANCIAL GUIDANCE
    MiddleBrook's financial guidance remains unchanged from prior forecasts. Total revenue for 2008 is expected to be approximately $10 million to $12 million, resulting from Keflex product sales and assuming no generic competition to Keflex 750 mg capsules occurs during the year. Total cash used in operating activities and capital expenditures in 2008 is estimated to be between $17 and $19 million. These forecasts also assume no financial impact from the Company's recently approved MOXATAG product, pending the outcome of its ongoing strategic process.

    Assuming the Company's expectations for continued sales of its Keflex 750 mg product and anticipated level of R&D spending and other obligations, MiddleBrook believes that its current funds, together with expected Keflex product sales, will be sufficient to support its currently planned operations into 2009. These 2008 estimates are forward-looking statements that involve risks and uncertainties, and actual results could vary materially.

    ABOUT MIDDLEBROOK PHARMACEUTICALS:
    MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK) is a pharmaceutical company focused on the development and commercialization of anti-infective drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or "pulses," are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, MiddleBrook has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(R). The Company currently markets the Keflex(R) brand of cephalexin and has received regulatory approval for MOXATAG(TM) -- the first and only once-daily amoxicillin product approved for marketing in the U.S. For more on MiddleBrook, please visit http://www.middlebrookpharma.com.

    ABOUT MOXATAG:
    MOXATAG(TM) (amoxicillin extended-release) Tablets are a once-a-day extended-release formulation of amoxicillin for oral administration consisting of three components: one immediate-release and two delayed-release. The three components are combined in a specific ratio to prolong the release of amoxicillin from MOXATAG compared to immediate-release amoxicillin. MOXATAG is intended to provide a lower treatment dose, once-daily alternative to currently approved penicillin and amoxicillin regimens for the treatment of adults and pediatric patients 12 years and older with tonsillitis and/or pharyngitis.

    ABOUT KEFLEX:
    Keflex(R) (cephalexin capsules, USP) is a first-generation cephalosporin antibiotic shown to be active against strains of both gram-positive and gram-negative aerobes in vitro and in clinical infections. Keflex is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. More information on Keflex and prescribing information are available at http://www.middlebrookpharma.com/products_antibiotics/keflex_antibiotics.aspx.

    This announcement contains historical financial information as of and for three-month period ended March 31, 2008 that is unaudited, and MiddleBrook assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation. The unaudited annual financial information is subject to audit by independent accountants on an annual basis following the close of each calendar year.


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

    This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on MiddleBrook's current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's product development and commercialization schedule, including, particularly, future plans with respect to its Amoxicillin PULSYS products; any statements regarding Dr. Rudnic's comments and expectations concerning the Company; the Company's initiatives to develop improved antibiotics; the Company's existing and anticipated collaborative agreements; and any financial forecasts and projections for 2008 and thereafter included under the Financial Guidance section of this announcement.

    The actual results realized by MiddleBrook could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to
(1) raise additional capital and continue as a going concern, (2) maintain its Keflex 750 sales, (3) retain marketing approval for its MOXATAG product, (4) successfully reduce costs, (5) reach profitability, (6) prove that the preliminary findings for its product candidates are valid, (7) receive required regulatory approvals, (8) successfully conduct clinical trials in a timely manner, (9) establish its competitive position for its products, (10) develop and commercialize products that are superior to existing or newly developed competitor products, (11) develop products without any defects, (12) have sufficient capital resources to fund its operations, (13) protect its intellectual property rights and patents, (14) implement its sales and marketing strategy, (15) successfully attract and retain collaborative partners, (16) successfully commercialize and gain market acceptance for its Keflex products,
(17) successfully obtain sufficient manufactured quantities of its drug products at acceptable rates, and (18) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. MiddleBrook undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.


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                        MIDDLEBROOK PHARMACEUTICALS, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                    Three Months Ended March 31,
                                                   ----------------------------
                                                       2008            2007
                                                   ------------    ------------

Product sales                                      $  2,394,010    $  1,773,037

Costs and expenses:
   Cost of product sales                                621,440         233,635
   Research and development                           3,727,859       7,528,872
   Selling, general and administrative                4,753,326       7,688,652
                                                   ------------    ------------
         Total expenses                               9,102,625      15,451,159
                                                   ------------    ------------

Loss from operations                                 (6,708,615)    (13,678,122)

Interest income                                         125,282         134,027
Interest expense                                             --        (193,895)
Warrant expense                                      (7,440,000)             --
Other income (expense)                                  (19,074)         75,000
                                                   ------------    ------------
   Loss including noncontrolling interest          $(14,042,407)   $(13,662,990)
Loss attributable to noncontrolling interest            242,905               0
                                                   ------------    ------------
Net loss                                            (13,799,502)    (13,662,990)
                                                   ============    ============

Basic and diluted net loss per share               $      (0.26)   $      (0.38)
                                                   ============    ============

Shares used in calculation of basic and
  diluted net loss per share                         53,295,303      36,383,312
                                                   ============    ============


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

                        MIDDLEBROOK PHARMACEUTICALS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)


                                                    March 31,      December 31,
                                                      2008            2007
                                                 -------------    -------------

                                     ASSETS

Current assets:
   Cash and cash equivalents                     $  17,957,034    $   1,951,715
   Accounts receivable, net                            765,003          687,787
   Inventories, net                                    373,324          687,933
   Prepaid expenses and other current assets           794,257        1,142,905
                                                 -------------    -------------
      Total current assets                          19,889,618        4,470,340
                                                 -------------    -------------

Property and equipment, net                          9,928,402       10,928,659
Restricted cash                                        872,180          872,180
Deposits and other assets                              132,324          174,965
Intangible assets, net                               6,930,232        7,219,651
                                                 -------------    -------------
      Total assets                               $  37,752,756    $  23,665,795
                                                 =============    =============

    LIABILITIES, NONCONTROLLING INTEREST, AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
   Accounts payable                              $   2,121,411    $   1,659,752
   Accrued expenses                                  4,690,212        5,613,544
                                                 -------------    -------------
      Total current liabilities                      6,811,623        7,273,296

Warrant liability                                    9,540,000        2,100,000
Deferred contract revenue                           11,625,000       11,625,000
Deferred rent and credit on lease concession         1,151,173        1,177,840
                                                 -------------    -------------
      Total liabilities                             29,127,796       22,176,136
                                                 -------------    -------------
Noncontrolling interest                              7,094,906        7,337,811
                                                 -------------    -------------
Commitments and contingencies
Stockholders' equity (deficit):
   Preferred stock, undesignated                            --               --
   Common stock, par value                             559,706          467,488
   Capital in excess of par value                  210,104,678      189,019,188
   Accumulated deficit                            (209,134,330)    (195,334,828)
                                                 -------------    -------------
      Total stockholders' equity (deficit)           1,530,054       (5,848,152)
                                                 -------------    -------------
      Total liabilities and stockholders'
        equity                                   $  37,752,756    $  23,665,795
                                                 =============    =============

   The accompanying notes are an integral part of these financial statements.


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                        MIDDLEBROOK PHARMACEUTICALS, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                       2008            2007
                                                   ------------    ------------

Cash flows from operating activities:
   Net loss                                        $(13,799,502)   $(13,662,990)
   Adjustments to reconcile net loss to net
     cash in operating activities:
      Loss attributable to non-controlling
        interest                                       (242,905)             --
      Depreciation and amortization                     940,635         951,897
      Warrant expense                                 7,440,000              --
      Stock-based compensation                          537,735         580,711
      Deferred rent and credit on lease
        concession                                      (26,667)        (11,661)
      Amortization of premium on marketable
        securities                                           --           8,953
      Loss on disposal of fixed assets                   19,074              --
      Changes in:
        Accounts receivable                             (77,216)       (763,807)
        Inventories                                     314,609         (87,862)
        Prepaid expenses and other current
          assets                                        348,648          47,891
        Deposits other than on property and
          equipment, and other assets                    42,641         194,087
        Accounts payable                                461,659       4,763,592
        Accrued expenses                               (923,332)       (270,989)
                                                   ------------    ------------
            Net cash used in operating activities    (4,964,621)     (8,250,178)
                                                   ------------    ------------

Cash flows from investing activities:
   Proceeds from sale of fixed assets                   329,967              --
   Purchases of property and equipment                       --         (19,592)
   Deposits on property and equipment                        --        (397,876)
                                                   ------------    ------------
            Net cash provided by investing
              activities                                329,967        (417,468)
                                                   ------------    ------------

Cash flows from financing activities:
   Proceeds from private placement of common
     stock                                           19,915,002              --
   Payments on lines of credit                               --        (666,667)
   Proceeds from exercise of common stock options       560,989           7,690
   Proceeds from exercise of common stock
     warrants                                           163,982              --
                                                   ------------    ------------
            Net cash provided by (used in)
              financing activities                   20,639,973        (658,977)
                                                   ------------    ------------

Net increase (decrease) in cash and cash
  equivalents                                        16,005,319      (9,326,623)
Cash and cash equivalents, beginning of period        1,951,715      14,856,738
                                                   ------------    ------------

Cash and cash equivalents, end of period           $ 17,957,034    $  5,530,115
                                                   ============    ============


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